Exhibit 16.1

July 12, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 Form 8-K dated July 12, 2005 of Genio Group Inc. and are in agreement with the statements contained in paragraphs (a), (b) and (c) therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Radin, Glass & Co., LLP

Certified Public Accountants